Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street Suite 1
Carson City, Nevada 89701-4520
(77S) 684-5708
Website: www.nvsos.gov
	Filed in the office of	Document Number
20120183106-04
Filing Date and Time
	Ross Miller	03/15/2012 12:30 PM
	Secretary of State	Entity Number
	State of Nevada	E0149972005-2
Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Castwell Precast Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Pursuant to the Certificate of Amendment to Articles of Incorporation of Castwell Precast Corporation, a copy of which is attached hereto and incorporated herein by reference, the Corporation's Articles of Incorporation have been amended as follows:

A. Article I has been amended to change the name of the Corporation to "Summer Energy Holdings, Inc."
B. Article IV has been amended to increase the authorized number of shares of common stock to 100,000,000 shares, par value $0,001
C. The Articles of Incorporation have been amended to effect a l-for-4 reverse stock split in the issued and outstanding shares of the Corporation's common stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 3,125,771
4. Effective date and time of filing: (optional) Date: March 27, 2012 Time:
(must not be later than 90 days after the certificate is filed)
5. Signature: (required)

X
Signature of Officer
*lf any proposed Amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
Nevada Secretary of State Amend Profit-After
Revised: 8-31-11
This form must be accompanied by appropriate fees.

Exhibit A
CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION OF
CASTWELL PRECAST CORPORATION
          Pursuant to section 78.390 of the Nevada Revised Statutes, Castwell Precast Corporation, a Nevada corporation, hereinafter referred to as the "Corporation," hereby adopts the following Amendment to its Articles of Incorporation.
          1.  The Corporation's Articles of Incorporation are hereby amended by deleting Article I thereof in its entirety and replacing it with the following:
ARTICLE I
NAME
               The name of this Corporation (the "Corporation") shall be:
Summer Energy Holdings, Inc.
          2.  The Corporation's Articles of Incorporation are hereby amended by deleting the first paragraph of Article IV captioned "Authorized Shares" in its entirety and replacing it with the following:

          The Corporation shall have authority to issue an aggregate of 110,000,000 shares, of which 10,000,000 shares shall be preferred stock, par value $0.001 (the "Preferred Stock"), and 100,000,000 shares shall be common stock, par value $0.001 (the "Common Stock"). The powers, preferences, and rights, and the qualifications, limitations, or restrictions of the shares of stock of each class and series which the Corporation shall be authorized to issue, are as follows:

          3.  The Corporation's Articles of Incorporation are hereby amended to effect a 1-for-4 reverse stock split in the issued and outstanding shares of the Corporation's common stock (the "Reverse Stock Split") as follows:

          At the close of business on the effective date of this Amendment, the Corporation shall effect a reverse split in its issued and outstanding shares of common stock so that the 4,178,348 shares currently issued and outstanding shall be reverse split, or consolidated, on a 1-for-4 basis and shareholders shall receive one share of the Corporation's post-split common stock, $0.001 par value, for each 4 shares of Common Stock, $0.001 par value, held by them on the effective date of the reverse split. No scrip or fractional shares will be issued in connection with the reverse split and any fractional interests will be rounded up to the nearest whole share. The reverse split will not result in any modification of the rights of stockholders, and will have no effect on the stockholders' equity in the Corporation except for a transfer from stated capital to additional paid-in capital. All shares returned to the Corporation as a result of the reverse split will be canceled and returned to the status of authorized and unissued shares.

          4.   Except as specifically provided herein, the Corporation's Articles of Incorporation shall remain unmodified and shall continue in full force and effect.
          5.   This Certificate of Amendment and the reverse stock split provided for herein shall be effective on March 27, 2012. Notwithstanding the foregoing, the Corporation's board of directors may, by resolution, abandon the proposed amendment without further action by the stockholders at any time before the effective date hereof.
          6.   By execution hereof, the Corporation's President certifies that the foregoing Certificate of Amendment to Articles of Incorporation of Castwell Precast Corporation was duly authorized and adopted by the Corporation's board of directors and was approved by the Corporation's stockholders at a special meeting held on March 15, 2012 by the affirmative vote of stockholders holding 3,125,771 shares of the Corporation's common stock, which constituted a majority of the shares of the Corporation's common stock that were issued and outstanding on February 27, 2012, the record date.

Dated as of March 15, 2012.

Castwell Precast Corporation

	By	/s/ Jason Haislip
Jason Haislip, President